CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
0.633% Senior Notes due 2031	$271,076,172	$29,574.41
0.844% Senior Notes due 2033	$108,430,469	$11,829.76
1.039% Senior Notes due 2036	$90,358,724	$9,858.14
1.264% Senior Notes due 2041	$90,358,724	$9,858.14
1.560% Senior Notes due 2051	$180,717,448	$19,716.27
Total	$740,941,538	$80,836.72

(1)
The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using a U.S. Dollar/Yen exchange rate of U.S.$1.00/¥110.67, as announced by the U.S. Federal Reserve Board as of April 2, 2021.

(2)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

 Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-227244
Prospectus Supplement to Prospectus dated September 7, 2018.
¥82,000,000,000
Aflac Incorporated
¥30,000,000,000 0.633% Senior Notes due 2031
¥12,000,000,000 0.844% Senior Notes due 2033
¥10,000,000,000 1.039% Senior Notes due 2036
¥10,000,000,000 1.264% Senior Notes due 2041
¥20,000,000,000 1.560% Senior Notes due 2051
This is an offering by Aflac Incorporated of ¥30,000,000,000 principal amount of its 0.633% Senior Notes due 2031 (the “2031 notes”), ¥12,000,000,000 principal amount of its 0.844% Senior Notes due 2033 (the “2033 notes”), ¥10,000,000,000 principal amount of its 1.039% Senior Notes due 2036 (the “2036 notes”), ¥10,000,000,000 principal amount of its 1.264% Senior Notes due 2041 (the “2041 notes”), ¥20,000,000,000 principal amount of its 1.560% Senior Notes due 2051 (the “2051 notes” and, together with the 2031 notes, the 2033 notes, the 2036 notes, and the 2041 notes, the “notes”). We will pay interest on the notes semi-annually in arrears on each April 15 and October 15, beginning on October 15, 2021, except that the interest payment date in 2033, in the case of the 2033 notes, and 2051, in the case of the 2051 notes, shall be their respective maturity date. The 2031 notes will mature on April 15, 2031, the 2033 notes will mature on April 14, 2033, the 2036 notes will mature on April 15, 2036, the 2041 notes will mature on April 15, 2041 and the 2051 notes will mature on April 14, 2051.
We may redeem some or all of any series of notes after the applicable par call date for such series at par plus accrued interest to the redemption date as described under the caption “Description of the Notes — Optional Redemption” in this prospectus supplement, and we may redeem the notes if certain events occur involving United States taxation as described under the caption “Description of the Notes — Tax Redemption” in this prospectus supplement.
The notes will be our general unsecured obligations and will rank equally in right of payment with any of our existing and future unsecured senior indebtedness. The notes will be issued only in denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof.
The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
See “Risk Factors” beginning on page S-4 of this prospectus supplement, page 4 of the accompanying prospectus and “Item 1A. Risk Factors” on page 12 of our Annual Report on Form 1 0-K for the year ended December 31, 2020 to read about factors you should consider before investing in the notes.
Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Underwriting Discount	Proceeds (before expenses) to Aflac Incorporated
Per 2031 note	100%	0.450%	99.550%
2031 notes total	¥30,000,000,000	¥135,000,000	¥29,865,000,000
Per 2033 note	100%	0.500%	99.500%
2033 notes total	¥12,000,000,000	¥60,000,000	¥11,940,000,000
Per 2036 note	100%	0.600%	99.400%
2036 notes total	¥10,000,000,000	¥60,000,000	¥9,940,000,000
Per 2041 note	100%	0.700%	99.300%
2041 notes total	¥10,000,000,000	¥70,000,000	¥9,930,000,000
Per 2051 note	100%	0.800%	99.200%
2051 notes total	¥20,000,000,000	¥160,000,000	¥19,840,000,000

(1)
The price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from April 15, 2021 and must be paid by the underwriters if the notes are delivered after April 15, 2021.

The underwriters expect to deliver the notes to investors in book-entry form only through Clearstream Banking, S.A., or Euroclear Bank SA/NV, as the case may be, on or about April 15, 2021, which is the 4th Tokyo business day following the date of this prospectus supplement. This settlement date may affect the trading of the notes.
Joint Book-Running Managers
Goldman Sachs International	Mizuho Securities	Morgan Stanley	SMBC Nikko
Passive Book Running Manager
Wells Fargo Securities
Co-Managers
Academy SecuritiesBofA Securities BNY Mellon Capital Markets, LLC Credit Suisse
Drexel HamiltonJ.P. Morgan Mischler Financial Group, Inc. PNC Capital Markets LLC
Prospectus Supplement dated April 9, 2021

S-i

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us. Neither we nor any of the underwriters take responsibility for or provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us is current only as of their respective dates or the date relating to such information provided in that document. Our business operations, financial condition, results of operations and prospects may have changed since those dates.
UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPs ONLY TARGET MARKET
Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.
NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) (“Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is

S-ii

not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.
PROHIBITION OF SALES TO RETAIL INVESTORS IN THE UNITED KINGDOM
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
STABILIZATION
IN CONNECTION WITH THIS OFFERING, SMBC NIKKO SECURITIES AMERICA, INC. (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER(S)) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information contained in this prospectus supplement.
References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America; references to “¥” and “yen” are to the currency of Japan. As used in this prospectus supplement, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to the consolidated operations of Aflac Incorporated, and its direct and indirect operating subsidiaries. “Parent Company” refers solely to Aflac Incorporated. “Aflac U.S.” refers solely to our subsidiary, American Family Life Assurance Company of Columbus, an insurance company domiciled in Nebraska. “Aflac Japan” refers solely to our subsidiary, Aflac Life Insurance Japan Ltd., a Japanese stock corporation. “Aflac” refers collectively to Aflac U.S. and Aflac Japan.
The functional currency of Aflac Japan’s insurance operations is the yen. We translate our yen-denominated financial statement accounts into U.S. dollars as follows. Assets and liabilities are translated at end-of-period exchange rates. Realized gains and losses on security transactions are translated at the exchange rate on the trade date of each transaction. Other revenues, expenses and cash flows are translated using average exchange rates for the period. The resulting currency translation adjustments are reported in accumulated other comprehensive income. We include in earnings the realized currency exchange gains and losses resulting from foreign currency transactions.
Aflac Incorporated may, without notice to or consent of the holders of the notes, re-open this offering and issue additional notes having the same ranking, interest rate, maturity date and other terms (except for the issue date, public offering price, and, if applicable, the initial interest payment date) as the notes being offered by this prospectus supplement. The notes and the Senior Debt Indenture (as defined below) under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Provided that such additional notes are fungible for U.S. federal income tax purposes with any then-existing notes, any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of debt securities under the Senior Debt Indenture.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted.
The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offer and sale of the notes in certain jurisdictions may be restricted by law. The Company and the underwriters require persons into whose possession this prospectus supplement, the accompanying prospectus and any related free writing prospectus come to inform themselves about and to observe any such restrictions. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer of, or an invitation to purchase, any of the notes in any jurisdiction in which such offer or invitation would be unlawful.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision to purchase our notes, especially the risks of investing in our notes discussed under “Risk Factors”contained herein and therein and under “Item 1A. Risk Factors” on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2020 (which is incorporated by reference herein) as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.
Aflac Incorporated
The Parent Company, Aflac Incorporated, was incorporated in 1973 under the laws of the State of Georgia. The Parent Company is a general business holding company and acts as a management company, overseeing the operations of its subsidiaries by providing management services and making capital available. Its principal business is supplemental health and life insurance, which is marketed and administered through its subsidiaries in the United States and Japan. Most of Aflac’s policies are individually underwritten and marketed through independent agents. Aflac U.S. markets and administers group products through Continental American Insurance Company, branded as Aflac Group Insurance. Our insurance operations in the United States and Japan service the two markets for our insurance business.
We offer voluntary insurance policies in Japan and the United States that provide a layer of financial protection against income and asset loss. We continue to diversify our product offerings in both Japan and the United States. Aflac Japan sells voluntary supplemental insurance products, including cancer plans, general medical indemnity plans, medical/sickness riders, care plans, living benefit life plans, ordinary life insurance plans and annuities. Aflac U.S. sells voluntary supplemental insurance products, including products designed to protect individuals from depletion of assets (accident, cancer, critical illness/care, hospital indemnity, fixed-benefit dental, and vision care plans) and loss-of-income products (life and short-term disability plans).
We are authorized to conduct insurance business in all 50 states, the District of Columbia, several U.S. territories and Japan. Aflac Japan’s revenues, including realized gains and losses on its investment portfolio, accounted for 68% of our total revenues in 2020, compared with 69% of our total revenues in 2019. The percentage of our total assets attributable to Aflac Japan was 83% at both December 31, 2020 and 2019.
Our principal executive offices are located at 1932 Wynnton Road, Columbus, Georgia 31999 and our telephone number is (706) 323-3431.

THE OFFERING
Issuer
Aflac Incorporated.
Securities
¥30,000,000,000 aggregate principal amount of 0.633% Senior Notes due 2031, ¥12,000,000,000 aggregate principal amount of 0.844% Senior Notes due 2033, ¥10,000,000,000 aggregate principal amount of 1.039% Senior Notes due 2036, ¥10,000,000,000 aggregate principal amount of 1.264% Senior Notes due 2041 and ¥20,000,000,000 aggregate principal amount of 1.560% Senior Notes due 2051.
Date of Maturity
The 2031 notes will mature on April 15, 2031, the 2033 notes will mature on April 14, 2033, the 2036 notes will mature on April 15, 2036, the 2041 notes will mature on April 15, 2041 and the 2051 notes will mature on April 14, 2051.
Interest
The 2031 notes will bear interest at 0.633% per annum, the 2033 notes will bear interest at 0.844% per annum, the 2036 notes will bear interest at 1.039% per annum, the 2041 notes will bear interest at 1.264% per annum and the 2051 notes will bear interest at 1.560% per annum, in each case, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2021, except that the interest payment date in 2033, in the case of the 2033 notes, and 2051, in the case of the 2051 notes, shall be their respective maturity date.
Ranking
The notes are our unsecured obligations and will rank equally with all of our existing and future unsecured senior indebtedness from time to time outstanding.
Optional Redemption
On or after October 15, 2030 for the 2031 notes (6 months prior to maturity), October 14, 2032 for the 2033 notes (6 months prior to maturity), October 15, 2035 for the 2036 notes (6 months prior to maturity), October 15, 2040 for the 2041 notes (6 months prior to maturity) and October 14, 2050 for the 2051 notes (6 months prior to maturity), such series of the notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the aggregate principal amount of the applicable series of notes to be redeemed.
We will pay accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the date of redemption. See “Description of the Notes — Optional Redemption” in this prospectus supplement.
Tax Redemption
We may redeem any series of the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to, but excluding, the date fixed for redemption, at any time, in the event of certain changes affecting U.S. taxation as described under “Description of the Notes — Tax Redemption” in this prospectus supplement.
Certain Covenants
The Senior Debt Indenture under which the notes will be issued contains covenants that impose conditions on our ability to create liens on any capital stock of our restricted subsidiaries (as defined under “Description of Debt Securities” in the accompanying prospectus) or engage in sales of the capital stock of our restricted subsidiaries.

Events of Default
Events of default generally include failure to pay principal or any premium, failure to pay interest, failure to pay any sinking fund installment, failure to observe or perform any other covenants or agreement in the notes or the Senior Debt Indenture, certain events of bankruptcy, insolvency, or reorganization, or certain defaults of the Parent Company debt. See “Description of Debt Securities — Events of Default” in the accompanying prospectus.
Currency of Payment
All payments of interest and principal, including payments made upon any redemption of the notes, will be made in yen. If the yen is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to us. See “Description of the Notes — Issuance in Yen and Payment on the Notes.”
Additional Amounts
Subject to certain exceptions, we will pay to beneficial owners of notes who are non-U.S. persons Additional Amounts (as defined under “Description of the Notes — Additional Amounts” in this prospectus supplement) in the event that withholding or deduction for certain U.S. taxes is required with respect to payments on the notes, as described under “Description of the Notes — Additional Amounts” in this prospectus supplement.
Listing
The notes will not be listed on any securities exchange. Currently there is no public market for the notes.
Use of Proceeds
We estimate that the net proceeds to us from this offering will be approximately ¥81,492,866,000 after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to fund all or a portion of the redemption price of our 3.625% Senior Notes due 2023, of which $700,000,000 principal amount is outstanding. We intend to use proceeds in excess of such redemption price, if any, for general corporate purposes.
Denominations
The notes will be issued in minimum denominations of ¥100,000,000 and multiples of ¥10,000,000 in excess thereof.
Form of Notes
The notes will be issued as global notes registered in the name of a nominee of, and deposited with, a common depositary for Euroclear and Clearstream, for the accounts of its direct and indirect participants. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Description of the Notes — Book-Entry and Settlement” in this prospectus supplement.
Risk Factors
You should carefully consider all information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus and the section entitled “Item 1A. Risk Factors” on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2020.
Trustee, Registrar
The Bank of New York Mellon Trust Company, N.A.
Paying Agent
The Bank of New York Mellon, London Branch.
Governing Law
The notes will be governed by the laws of the State of New York.

RISK FACTORS
Investing in our notes involves risk. Please see the risk factors described in “Item 1A. Risk Factors” on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, financial condition, results of operations or prospects and cause the value of our securities to decline. You could lose all or part of your investment.
Risks Relating to Our Senior Debt
Because the notes will be issued by the Parent Company, which is a holding company, the notes will be structurally subordinated to the obligations of our subsidiaries.
The Parent Company is a holding company whose assets primarily consist of the capital stock of its subsidiaries. None of our subsidiaries will guarantee the notes, and our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. The holders of the notes will have no direct claim to the assets of our subsidiaries and as a result will have a junior position relative to the claims of creditors of our subsidiaries on their assets and earnings. The supplemental indentures governing the notes will permit our subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities that may be incurred by those subsidiaries.
The notes will be our unsecured and unsubordinated obligations and will:
•
rank equally in right of payment with all of our other unsecured and unsubordinated senior indebtedness, including other senior unsecured indebtedness issued under the Senior Debt Indenture;

•
be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•
be structurally subordinated to all existing and future obligations (including insurance obligations and any preferred stock) of our subsidiaries; and

•
not be guaranteed by any of our subsidiaries.

At December 31, 2020, the aggregate amount of our outstanding consolidated indebtedness was $7,899 million, of which none was secured. All senior, unsecured indebtedness of the Parent Company would rank equally in right of payment with the notes. All obligations (including insurance obligations and any preferred stock) of our subsidiaries would be effectively senior to the notes. At December 31, 2020, the consolidated obligations of our subsidiaries reflected on our balance sheet were approximately $122,698 million.
Furthermore, in the event of insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than the Parent Company’s creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of the Parent Company’s subsidiaries would adversely impact its financial condition and possibly impair its ability to meet its obligations on the debt securities. In addition, any liquidation of the assets of the Parent Company’s subsidiaries to satisfy claims of such subsidiary’s policyholders and creditors might limit or make it impossible for such subsidiary to pay dividends to the Parent Company. Moreover, the dividend capacity of each Aflac U.S. and Aflac Japan is subject to regulatory restrictions, which could further limit or make it impossible for those subsidiaries to pay dividends to the Parent Company. Any such limitation or inability to pay dividends would further impair the Parent Company’s ability to satisfy its obligations under the notes.

The Senior Debt Indenture under which the notes will be issued will contain only limited protection for holders of the notes in the event that the Parent Company is involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.
The Senior Debt Indenture under which the notes will be issued may not sufficiently protect holders of notes in the event the Parent Company is involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The Senior Debt Indenture will not contain any provisions restricting the Parent Company’s ability to:
•
incur additional debt, including debt senior in right of payment to the notes;

•
pay dividends on or purchase or redeem capital stock;

•
sell assets (other than certain restrictions on the Parent Company’s ability to consolidate, merge or sell all or substantially all of its assets and its ability to sell the stock of certain subsidiaries);

•
enter into transactions with affiliates;

•
create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions; or

•
create restrictions on the payment of dividends or other amounts to the Parent Company from its subsidiaries.

Additionally, the Senior Debt Indenture will not require the Parent Company to offer to repurchase or redeem or otherwise modify the terms of any of the notes in connection with a change of control or require that the Parent Company comply with any financial ratios or specified levels of net worth or liquidity. The Parent Company’s ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing the Parent Company’s ability to make payments on the notes when due.
An active trading market for the notes may not develop.
The notes are new issues of securities with no established trading market, and we do not intend to list the notes on any securities exchange or for quotation in any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, you cannot be sure that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.
Increases in prevailing interest rates could adversely impact the trading price of the notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and increases in prevailing interest rates could have an adverse effect on the trading price of the notes.
The notes permit us to make payments in U.S. Dollars if we are unable to obtain yen.
If the yen is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to us. The amount payable on any date in yen will be converted into the U.S. dollars at a rate determined pursuant to the procedures set forth in “Description of the Notes — Issuance in Yen and Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default under any series of the notes or the Indenture.

An investment in the notes by a purchaser whose home currency is not yen entails significant risks.
All payments of interest on and the principal of the notes and any redemption price for the notes will be made in yen, except in limited circumstances. See “Description of the Notes — Issuance in Yen and Payment on the Notes.” An investment in the notes by a purchaser whose home currency is not yen entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and yen and the possibility of the imposition or subsequent modification of foreign exchange controls.
These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between yen and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of yen against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to a holder.
In a lawsuit for payment on the notes, an investor may bear currency exchange risk.
The Senior Debt Indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in yen. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be for an extended period of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.
In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the conversion of yen into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.
Trading in the clearing systems is subject to minimum denomination requirements.
The terms of the notes provide that notes will be issued with a minimum denomination of ¥100,000,000 and multiples of ¥10,000,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of ¥10,000,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

CURRENCY CONVERSION
All payments of interest and principal, including payments made upon any redemption of the notes, will be made in yen. If the yen is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to us. In such circumstances, the amount payable on any date in yen will be converted into U.S. dollars by us at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/yen exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for yen. See “Description of the Notes — Issuance in Yen and Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default under any series of the notes or the Indenture.
As of April 2, 2021 the yen/U.S. $ exchange rate was ¥110.67= U.S.$ 1.00, as announced by the U.S. Federal Reserve Board.
Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately ¥81,492,866,000 after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to fund all or a portion of the redemption price of our 3.625% Senior Notes due 2023, of which $700,000,000 principal amount is outstanding. We intend to use proceeds in excess of such redemption price, if any, for general corporate purposes.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our consolidated capitalization as of December 31, 2020 (i) on an actual basis, (ii) as adjusted to reflect the issuance of $400,000,000 1.125% Senior Sustainable Notes due 2026 (the “March 2021 USD Issuance”) and (iii) as further adjusted to give effect to both (x) the March 2021 USD Issuance and (y) the offering of the notes and the planned use of proceeds. See “Use of Proceeds” in this prospectus supplement.
You should read the information in this table together with our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the period ended December 31, 2020 which is incorporated herein by reference.
	As of December 31, 2020
	Actual	As adjusted	As further adjusted
	(In millions)
Cash and Cash Equivalents	$5,141	$5,538	$5,524(1)(2)
Short-term Debt	—	—	—
Long-term Debt	7,899	8,299	8,340(1)(2)
Total Debt	7,899	8,299	8,340
Shareholders’ Equity:
Common Stock, at Par Value	135	135	135
Additional Paid-in Capital	2,410	2,410	2,410
Retained Earnings	37,984	37,984	37,984
Accumulated Other Comprehensive Income:
Unrealized Foreign Currency Translation Gains (Losses)	(1,109)	(1,109)	(1,109)
Unrealized Gains (Losses) on Fixed Maturity Securities	10,361	10,361	10,361
Unrealized Gains (Losses) on Derivatives	(34)	(34)	(34)
Pension Liability Adjustment	(284)	(284)	(284)
Treasury Stock, at Average Cost	(15,904)	(15,904)	(15,904)
Total Shareholders’ Equity	33,559	33,559	33,559
Total Capitalization	$41,458	$41,858	41,899

(1)
This as further adjusted amount includes the U.S. dollar equivalent of the aggregate principal amount of the notes being offered hereby, converted from yen using the exchange rate of ¥ 110.67= U.S.$1.00 on April 2, 2021, as announced by the U.S. Federal Reserve Board.

(2)
This as further adjusted amount assumes the redemption in full of the Company’s 3.625% Senior Notes due 2023, as described under “Use of Proceeds” above, at the estimated aggregate redemption price of approximately $750 million (including (i) accrued and unpaid interest to, but excluding, the date of redemption and (ii) the estimated ‘‘make-whole’’ redemption premium as described in the applicable supplemental indenture). The actual redemption price may differ.

DESCRIPTION OF THE NOTES
Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture dated as of May 21, 2009, as supplemented by a twenty-ninth supplemental indenture for the 2031 notes, as supplemented by a thirtieth supplemental indenture for the 2033 notes, as supplemented by a thirty-first supplemental indenture for the 2036 notes, as supplemented by a thirty-second supplemental indenture for the 2041 notes and as supplemented by a thirty-third supplemental indenture for the 2051 notes, which we collectively refer to as the “Senior Debt Indenture,” between Aflac Incorporated, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “Trustee,” pursuant to which the notes will be issued. Although for convenience the 2031 notes, the 2033 notes, the 2036 notes, the 2041 notes and the 2051 notes are referred to as “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this “Description of the Notes,”references to the “notes” shall be deemed to refer to each series of notes separately, and not to the 2031 notes, the 2033 notes, the 2036 notes, the 2041 notes and the 2051 notes on any combined basis. All capitalized terms herein that are not defined within this prospectus supplement shall have the same meanings as defined in the Senior Debt Indenture. As used in this “Description of the Notes” section, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to Aflac Incorporated.
General
The 2031 notes will be issued as a series of senior debt securities under the Senior Debt Indenture and will be limited in aggregate principal amount to ¥30,000,000,000. The 2033 notes will be issued as a series of senior debt securities under the Senior Debt Indenture and will be limited in aggregate principal amount to ¥12,000,000,000. The 2036 notes will be issued as a series of senior debt securities under the Senior Debt Indenture and will be limited in aggregate principal amount to ¥10,000,000,000. The 2041 notes will be issued as a series of senior debt securities under the Senior Debt Indenture and will be limited in aggregate principal amount to ¥10,000,000,000. The 2051 notes will be issued as a series of senior debt securities under the Senior Debt Indenture and will be limited in aggregate principal amount to ¥20,000,000,000. The notes will be issued only in denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof. Payments of principal of, and interest on, the notes will be made in yen, except in limited circumstances. See “— Issuance in Yen and Payment on the Notes.” The provisions of the Senior Debt Indenture pertaining to satisfaction and discharge of the indenture and unclaimed moneys will apply to the notes.
Aflac Incorporated may, without notice to or consent of the holders of the notes, re-open this offering and issue additional notes of a series having the same ranking, interest rate, maturity date and other terms (except for the issue date, public offering price, and, if applicable, the initial interest payment date) as the notes of such series being offered by this prospectus supplement. The notes and the Senior Debt Indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Provided that such additional notes are fungible for U.S. federal income tax purposes with any then-existing notes, any additional notes of a series, together with the notes of such series offered by this prospectus supplement, will constitute a single series of debt securities under the Senior Debt Indenture.
We may redeem some or all of any series of notes after the applicable par call date for such series at par plus accrued interest to the redemption date as provided below under “— Optional Redemption,” and we may redeem the notes in connection with certain events involving United States taxation as provided below under “— Tax Redemption.” Unless previously redeemed or repurchased and canceled, each series of notes will be repayable at par, including Additional Amounts (as defined below), if any, on (i) April 15, 2031, with respect to the 2031 notes, (ii) April 14, 2033, with respect to the 2033 notes, (iii) April 15, 2036, with respect to the 2036 notes, (iv) April 15, 2041, with respect to the 2041 notes and, (v) April 14, 2051, with respect to the 2051 notes or such earlier date on which the same shall be due and payable in accordance with the terms and conditions of the notes. However, if the maturity date or earlier date of redemption of the notes is not a business day, the notes will be payable on the next succeeding business day and no interest shall accrue for the period from the relevant maturity date or relevant redemption date to such payment date.

The notes are our unsecured obligations and will rank equally and pari passu with all of our existing and future unsecured senior indebtedness from time to time outstanding.
Issuance in Yen and Payment on the Notes
Initial holders will be required to pay for the notes in yen, and all payments of principal of, the redemption price (if any), and interest and additional amounts (as defined below, if any), on the notes, will be payable in yen.
If the yen is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to us. In such circumstances, the amount payable on any date in yen will be converted into U.S. dollars by us at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/yen exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for yen. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default under any series of the notes or the Indenture.
Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.
Maturity
If not previously redeemed, the entire principal amount of the 2031 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 15, 2031. If not previously redeemed, the entire principal amount of the 2033 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 14, 2033. If not previously redeemed, the entire principal amount of the 2036 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 15, 2036. If not previously redeemed, the entire principal amount of the 2041 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 15, 2041. If not previously redeemed, the entire principal amount of the 2051 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 14, 2051,           .
Interest
Each 2031 note will bear interest at 0.633% per year, each 2033 note will bear interest at 0.844% per year, each 2036 note will bear interest at 1.039% per year, each 2041 note will bear interest at 1.264% per year and each 2051 note will bear interest at 1.560% per year, from the most recent date on which interest has been paid or duly provided for or, if no interest has been paid, from the date of original issuance until such principal amount or overdue installment is paid or made available for payment. We will pay interest semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2021, each of which we refer to as an interest payment date, except that the interest payment date in 2033, in the case of the 2033 notes, and 2051, in the case of the 2051 notes, shall be their respective maturity date.
Interest payments for the notes shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if such payment was made on the date such payment was originally payable. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in the City of New York, Tokyo or London, or the relevant place of payment, are authorized or required by law, regulation or executive order to close.

The interest payable by us on a note on any interest payment date and on the maturity date, subject to certain exceptions, will be paid to the person in whose name such note is registered at the close of business on the April 1st or October 1st immediately preceding such interest payment date, whether or not a business day. However, interest that we pay on the maturity date or a redemption date will be payable to the person to whom the principal will be payable.
Optional Redemption
On and after the applicable Par Call Date, the notes will be redeemable in whole or in part from time to time, at the sole option of the Company, at a redemption price (the “Redemption Price”) equal to 100% of the aggregate principal amount of the applicable series of notes to be redeemed plus accrued and unpaid interest on the principal amount of the notes to be redeemed, if any, to, but not including, the redemption date.
“Par Call Date” means for the 2031 notes, October 15, 2030 (6 months prior to maturity), for the 2033 notes, October 14, 2032 (6 months prior to maturity), for the 2036 notes, October 15, 2035 (6 months prior to maturity), for the 2041 notes, October 15, 2040 (6 months prior to maturity) and for the 2051 notes, October 14, 2050 (6 months prior to maturity).
Notice of redemption will be mailed at least 15 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.
If we elect to redeem a portion but not all of the notes, the Trustee will select, in accordance with Clearstream/Euroclear’s applicable procedures, the notes to be redeemed. Notes may be redeemed in part in the minimum authorized denomination for notes or in any integral multiple of such amount.
The notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. See “— Tax Redemption.”
Additional Amounts
All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law (see “U.S. Federal Income Tax Considerations” in this prospectus supplement).
In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, we will pay to the holder or beneficial owner of any note that is a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in this prospectus supplement) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment of principal of or interest on the notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such note to be then due and payable before deduction or withholding for or on account of such Taxes.
However, our obligation to pay Additional Amounts shall not apply to:
(a)
any Taxes which would not have been so imposed, withheld or deducted but for:

(1)
the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner

(or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States;
(2)
the failure of such holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner or otherwise to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty); or

(3)
such holder’s or beneficial owner’s present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation, passive foreign investment company or foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(b)
any Taxes imposed, withheld or deducted by reason of the holder or beneficial owner:

(1)
owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock,

(2)
being a bank receiving interest described in section 881(c)(3)(A) of the Code (as defined in “Taxation — U.S. Federal Tax Considerations” in this prospectus supplement), or

(3)
being a controlled foreign corporation with respect to the United States that is related to us by stock ownership;

(c)
any Taxes which would not have been so imposed, withheld or deducted but for the presentation by the holder or beneficial owner of such note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such note on any date during such 10-day period;

(d)
any estate, inheritance, gift, sales, transfer, capital gains, personal property, excise, wealth, interest equalization or similar Taxes;

(e)
any Taxes which are payable otherwise than by withholding from any payment of principal of or interest on such note;

(f)
any Taxes which are payable by a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g)
any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(h)
any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;

(i)
any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof (“FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(j)
any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).

For purposes of this section, the acquisition, ownership, enforcement or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.
Any reference in this prospectus supplement and the accompanying prospectus, in the Senior Debt Indenture or in the notes to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.
Except as specifically provided in the notes, we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in any government or political subdivision.
Tax Redemption
Any series of the notes may be redeemed at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the applicable series of notes to be redeemed, together with interest accrued and unpaid on the notes to be redeemed to, but excluding, the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice in accordance with “Notices” below if:
(a)
we have or will become obligated to pay Additional Amounts with respect to such series of the notes as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or

(b)
any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to us, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after the date of this prospectus supplement, which results in a substantial likelihood that we will be required to pay Additional Amounts with respect to such series of notes on the next interest payment date.

However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that we would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the notes were then due and at the time such notification of redemption is given such circumstance remains in effect.
Prior to the mailing of any notice of redemption pursuant to this section, we will deliver to the Trustee:
(a)
a certificate signed by one of our duly authorized officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred, and

(b)
a written opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that we will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.
Such notice, once delivered by us to the Trustee, will be irrevocable.
Notices
The Trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the Trustee maintains. The Trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.
Prescription
Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the notes or the coupons must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable.
Further Issues
We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally with the notes in all respects. Provided that such additional notes are fungible for U.S. federal income tax purposes with any then-existing notes, such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes (except for the issue date, public offering price, and, if applicable, the initial interest payment date).
Book-Entry and Settlement
We have obtained the information in this section concerning Clearstream Banking, S.A., (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. You may hold your interests in the global notes through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.
The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in yen, except in limited circumstances. See “Description of the Notes — Issuance in Yen and Payment on the Notes.”
Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.
The policies of Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Senior Debt Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Senior Debt Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.
Clearstream
Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries.
Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream customer either directly or indirectly.
The Euroclear System
Euroclear has advised us that the Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including U.S. dollars. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
The Euroclear System is operated by Euroclear, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. Euroclear conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with Euroclear. Specifically, these terms and conditions govern:

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transfers of securities and cash within the Euroclear System;

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withdrawal of securities and cash from the Euroclear System; and

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receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.
Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the notes.
Euroclear advises that under Belgian law, investors that are credited with securities on the records of Euroclear have a co-property right in the fungible pool of interests in securities on deposit with Euroclear in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of Euroclear, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with Euroclear. If Euroclear did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear participants credited with such interests in securities on Euroclear’s records, all Euroclear participants having an amount of interests in securities of such type credited to their accounts with Euroclear would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.
Under Belgian law, Euroclear is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.
Clearance and Settlement Procedures
We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional bonds in registered form. It is intended that notes will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis. None of the notes may be held through, no trades of the notes will be settled through, and no payments with respect to the notes will be made through, The Depository Trust Company in the United States of America.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional bonds in registered form.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the Senior Debt Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Transfer
No service charge will be made for any registration of transfer or exchange of notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
Certain Covenants
The Senior Debt Indenture does not contain any provisions that will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The Senior Debt Indenture does not contain any financial ratios or specified levels of net worth or liquidity with which the Company must comply. In addition, the Senior Debt Indenture does not contain any provision that would require that the Company repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the notes.
The Company is not required pursuant to the Senior Debt Indenture to repurchase the notes, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any restricted subsidiary (or of any subsidiary having any direct or indirect control of any restricted subsidiary). Further, the Senior Debt Indenture does not provide for any restrictions on the Company’s use of such proceeds.
For a discussion of the covenants contained in the Senior Debt Indenture, including those imposing limitations on liens on restricted subsidiaries and dispositions of stock of restricted subsidiaries, see “Description of Debt Securities — Covenants Applicable to the Debt Securities” in the accompanying prospectus.
About the Trustee
The Bank of New York Mellon Trust Company, N.A. is the Trustee. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee is under no obligation to exercise any of its powers vested in it by the Senior Debt Indenture at the request of any holder of the notes unless the holder offers the Trustee indemnity or security satisfactory to it against the costs, expenses and liabilities which might result. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the Trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates.
The Trustee may resign or be removed with respect to one or more series of debt securities under the Senior Debt Indenture, and a successor trustee may be appointed to act with respect to such series.
Applicable Law
The notes and the Senior Debt Indenture will be governed by and construed in accordance with the laws of the State of New York.
Payment and Paying Agent
We will pay principal of, and any premium, interest and additional amounts on the notes at the office of the paying agent designated by us, except that we may pay interest by check mailed to the registered holder or by wire transfer if the registered holder requests in writing to the Trustee at least 15 days prior to the date for payment.

All moneys we pay to a paying agent of the Trustee for the payment of principal of, or any premium, interest or additional amounts on, a note which remains unclaimed at the end of two years will be repaid to us, and the holder of the note may then look only to us for payment.
The Bank of New York Mellon, London Branch, One Canada Square, London El4 SAL, United Kingdom, will act as paying agent for the notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes by an initial holder of the notes that acquires the notes pursuant to this offering at the public offering price and holds the notes as “capital assets” (generally, property held for investment purposes) for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought on any of the issues discussed herein, and there can be no assurance that the IRS or a court will concur with the conclusions reached below.
This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law, such as broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for the holders’ securities holdings, banks or other financial institutions, insurance companies, tax-exempt entities (including private foundations) or qualified retirement plans, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and their partners, dealers in securities or currencies, certain U.S. expatriates, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, passive foreign investment companies, persons deemed to sell the notes under the constructive sale provisions of the Code, persons that hold the notes as part of a straddle, hedge and conversion transaction or other integrated transaction for U.S. federal income tax purposes. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax laws. This discussion is not intended to constitute a complete analysis of all tax consequences of the ownership and disposition of the notes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences applicable to them in their particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (1) a citizen or individual resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created in, or organized under the laws of, the United States, any state thereof, any political subdivision thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust, or (b) the trust has made an election under the applicable Treasury Regulations to be treated as a U.S. person under the Code. A “non-U.S. holder” is a beneficial owner of a note (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners and partnerships are urged to consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

U.S. Holders
Interest
Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the U.S. holder’s method of accounting for U.S. federal income tax purposes. A U.S. holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the yen-denominated interest payment on a note based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the yen so received, see “— Transactions in Yen,” below).
A U.S. holder that uses the accrual method of tax accounting will accrue interest income on a note in yen and translate the amount accrued into U.S. dollars based on:
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the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. holder’s taxable year; or

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at such U.S. holder’s election, the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period. Such election must be applied consistently by the U.S. holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

A U.S. holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the yen received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the notes.
Disposition of the Notes
Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by such U.S. holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. holder’s adjusted tax basis in the note. The adjusted tax basis of a note to a U.S. holder will generally be the U.S. dollar value of the yen purchase price calculated at the spot rate of exchange on the date of purchase of the notes and, subject to the discussion below, the amount realized by a U.S. holder upon the Disposition of a note will generally be the U.S. dollar value of the yen received calculated at the spot rate of exchange on the date of Disposition.
If the notes are traded on an established securities market, a U.S. holder that uses the cash method of tax accounting, and if it so elects, a U.S. holder that uses the accrual method of tax accounting, will determine the U.S. dollar value of the amount realized on the Disposition of a note by translating yen amounts at the spot rate on the settlement date of the Disposition (if such date differs from the date of Disposition). The election available to accrual basis U.S. holders discussed above must be applied consistently by the U.S. holder to all debt instruments from year to year and can be changed only with the consent of the IRS. If the U.S. dollar amount realized by a U.S. holder upon the Disposition of a note differs from the U.S. dollar value of the proceeds of the Disposition upon the settlement date for the Disposition, the U.S. holder would recognize foreign currency exchange gain or loss equal to such difference.
Except as described below, any gain or loss that a U.S. holder recognizes upon a Disposition of the notes will be long-term capital gain or loss if the U.S. holder’s holding period for the notes exceeds one year on the date of Disposition. Long-term capital gains recognized by non-corporate U.S. holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. holder on a Disposition of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the yen to U.S. dollar exchange rate during the period in which the U.S. holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the yen purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a note.
Transactions in Yen
Yen received as interest on, or on a Disposition of, a note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time such proceeds from Disposition are received. The amount of gain or loss recognized on a sale or other disposition of such yen will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. holder’s adjusted tax basis in such yen. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense.
A U.S. holder that purchases a note with previously owned yen will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. holder’s adjusted tax basis in such yen and the U.S. dollar fair market value of such note on the date of purchase. The conversion of U.S. dollars to yen and the immediate use of such yen to purchase a note generally will not result in any exchange gain or loss for a U.S. holder.
Reportable Transaction Reporting
Under applicable Treasury Regulations, a U.S. holder who participates in “reportable transactions” (as defined in the Treasury Regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. The Treasury Regulations cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the relevant rules, a U.S. holder would generally be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the Treasury Regulations. U.S. holders are urged to consult their own tax advisors to determine the tax reporting obligations, if any, including any requirement to file IRS Form 8886, with respect to the ownership or disposition of the notes or any related transaction such as the disposition of any yen received in respect of the notes.
Information Reporting and Backup Withholding
In general, we and other payors are required to report to the IRS all payments of principal and interest on a note held by a U.S. holder. In addition, we and other payors are required to report to the IRS any payment of proceeds on the Disposition of a note before maturity within the United States (and, in certain cases, outside the United States). Additionally, backup withholding would apply to any payments if the U.S. holder fails to provide an accurate taxpayer identification number, or (in the case of interest payments) is notified by the IRS that is has failed to report all interest and dividends required to be shown on its federal income tax returns.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS. The backup withholding rate is currently 24%.
Non-U.S. Holders
Interest
Subject to the discussion of the Foreign Account Tax Compliance Act below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (1) such interest is not effectively connected with the conduct of a trade or business within the

United States by the non-U.S. holder (or, if certain tax treaties apply, such interest is not attributable to a permanent establishment or fixed base maintained within the United States by the non-U.S. holder) and (2) the non-U.S. holder (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (b) is not a controlled foreign corporation related to us directly or constructively through stock ownership (within the meaning of Section 864(d)(4) of the Code), and (c) satisfies certain certification requirements. Such certification requirements will be met if (i) the non-U.S. holder provides to the withholding agent its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute form), under penalties of perjury, that it is not a U.S. person, or (ii) a securities clearing organization, bank or certain other financial institutions holding the notes on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (i) has been received by it and furnishes the withholding agent with a copy thereof. In addition, the withholding agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person or that any of the information, certifications or statements in the IRS Form W-8BEN or IRS Form W-8BEN-E are incorrect.
If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate), unless the withholding tax rate is reduced or eliminated by an applicable income tax treaty, and such non-U.S. holder is a qualified resident of the treaty country and complies with certain certification requirements.
If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder and, if certain tax treaties apply, such interest is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if such holder were a U.S. person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments. Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.
Disposition of the Notes
Except with respect to accrued but unpaid interest, which will generally be exempt from U.S. taxation if a non-U.S. holder meets the requirements as described above under “Interest,” and subject to the discussions of backup withholding below, a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the Disposition of the notes unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States, or (2) in the case of a non-U.S. holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year in which such Disposition occurs and certain other conditions are satisfied.
Gain that is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on a net income basis (but not U.S. withholding tax), in the same manner as if the non-U.S. holder were a U.S. person, and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of Disposition of the notes will be subject to a flat 30% tax on the gain derived from such Disposition, which may be offset by certain U.S. source capital losses.
Information Reporting and Backup Withholding
A non-U.S. holder will generally be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal and interest on, or the proceeds of a Disposition of, the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable tax treaty.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS. The backup withholding rate is currently 24%.
Additional Withholding Requirements Under the Foreign Account Tax Compliance Act
Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on the notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the United States Department of the Treasury. Prospective investors are urged to consult their own tax advisors regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING
The Parent Company and the underwriters for the offering (the “underwriters”) named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of each series of notes indicated in the following table. Goldman Sachs International, Mizuho Securities USA LLC, Morgan Stanley & Co. International plc and SMBC Nikko Securities America, Inc. are acting as representatives of the underwriters for the offering.
Underwriter	Principal Amount of 2031 Notes	Principal Amount of 2033 Notes	Principal Amount of 2036 Notes	Principal Amount of 2041 Notes	Principal Amount of 2051 Notes
Goldman Sachs International	¥6,000,000,000	¥2,400,000,000	¥2,000,000,000	¥2,000,000,000	¥4,000,000,000
Mizuho Securities USA LLC	¥6,000,000,000	¥2,400,000,000	¥2,000,000,000	¥2,000,000,000	¥4,000,000,000
Morgan Stanley & Co. International plc	¥6,000,000,000	¥2,400,000,000	¥2,000,000,000	¥2,000,000,000	¥4,000,000,000
SMBC Nikko Securities America, Inc.	¥6,000,000,000	¥2,400,000,000	¥2,000,000,000	¥2,000,000,000	¥4,000,000,000
Wells Fargo Securities, LLC	¥1,200,000,000	¥480,000,000	¥400,000,000	¥400,000,000	¥800,000,000
Academy Securities, Inc	¥600,000,000	¥240,000,000	¥200,000,000	¥200,000,000	¥400,000,000
BNY Mellon Capital Markets, LLC	¥600,000,000	¥240,000,000	¥200,000,000	¥200,000,000	¥400,000,000
Credit Suisse Securities (Europe) Limited	¥600,000,000	¥240,000,000	¥200,000,000	¥200,000,000	¥400,000,000
Drexel Hamilton, LLC	¥600,000,000	¥240,000,000	¥200,000,000	¥200,000,000	¥400,000,000
J.P. Morgan Securities plc	¥600,000,000	¥240,000,000	¥200,000,000	¥200,000,000	¥400,000,000
Merrill Lynch International .	¥600,000,000	¥240,000,000	¥200,000,000	¥200,000,000	¥400,000,000
Mischler Financial Group, Inc	¥600,000,000	¥240,000,000	¥200,000,000	¥200,000,000	¥400,000,000
PNC Capital Markets LLC	¥600,000,000	¥240,000,000	¥200,000,000	¥200,000,000	¥400,000,000
Total	¥30,000,000,000	¥12,000,000,000	¥10,000,000,000	¥10,000,000,000	¥20,000,000,000
Pursuant to the underwriting agreement and subject to certain terms and conditions, the underwriters are committed to take and pay for all of the notes being offered, if any are taken.
Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.250% of the principal amount of the 2031 notes, up to 0.300% of the principal amount of the 2033 notes, up to 0.350% of the principal amount of the 2036 notes, up to to 0.450% of the principal amount of the 2041 notes and up to 0.450% of the principal amount of the 2051 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.050% of the principal amount of the 2031 notes, up to 0.100% of the principal amount of the 2033 notes, up to 0.150% of the principal amount of the 2036 notes, up to 0.150% of the principal amount of the 2041 notes and up to 0.250% of the principal amount of the 2051 notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The notes are new issues of securities with no established trading market, and we do not intend to list the notes on any securities exchange or for quotation in any automated dealer quotations system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering of the notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering of the notes is in progress.
In connection with this offering, SMBC Nikko Securities America, Inc. (the “stabilizing manager”) (or any person acting on behalf of any stabilizing manager(s)) may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevails. This stabilizing, if commenced, may be discontinued at any time. There is no assurance that the stabilizing manager (or persons acting on behalf of the stabilizing manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on behalf of the stabilizing manager) in accordance with all applicable laws and rules.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
It is expected that delivery of the notes will be made to investors on or about April 15, 2021, which is the 4th Tokyo business day following the date of this prospectus supplement (such settlement being referred to as “T+ 4’’). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the second New York business day, before April 15, 2021 will be required, by virtue of the fact that the notes initially will settle T+ 4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.
The Parent Company estimates that its share of the total expenses of the offering of the notes, excluding underwriting discounts, will be approximately $200,000.
The Parent Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and for persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. An affiliate of Mizuho Securities USA LLC is the administrative agent, and affiliates of certain of the other underwriters are lenders, under an unsecured revolving credit facility agreement. In addition, the Company has agreements with affiliates of Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc. to sell the Company’s products at their Japanese bank branches.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. Affiliates of certain of the underwriters hold some of our 3.625% Senior Notes due 2023 and will receive pro rata portions of the net proceeds from this offering used to redeem our 3.625% Senior Notes due 2023. To the extent any underwriter, together with its affiliates, receives more than 5% of the proceeds of this offering as a result of this redemption, a conflict of interest, as that term is defined in Rule 5121, will exist. As a result, this offering is being conducted in accordance with FINRA Rule 5121 and no participating FINRA member with a conflict of interest will sell the notes to an account over which it exercises discretion without express permission from the account holder. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations, communicate market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.
European Economic Area
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

United Kingdom
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)
not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)
the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each underwriter has represented and agreed that:
(1)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Parent Company; and

(2)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong
The notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). In respect of the solicitation relating to the notes in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed, since this solicitation constitutes a “solicitation targeting QIIs,” as defined in Article 23-13, Paragraph 1 of the FIEL.
Any investor desiring to acquire the notes must be aware that the notes may not be Transferred (as defined below) to any other person unless such person is a QII.
“QII” means a qualified institutional investor as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the FIEL (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended). “Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of all or any portion of notes, either directly or indirectly, to another person. When used as a verb, the terms “Transfer” and “Transferred” shall have correlative meanings.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in

Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is
(a)
a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except:
(a)
to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA),

(b)
where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA,

(c)
where no consideration is or will be given for the transfer,

(d)
where the transfer is by operation of law,

(e)
as specified in Section 276(7) of the SFA, or

(f)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore (“Regulation 37A”).

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE NOTES
Certain legal matters as to Georgia law in connection with this offering of notes will be passed upon for us by Audrey Boone Tillman, Esq., Executive Vice President and General Counsel of Aflac Incorporated, and certain legal matters as to New York law in connection with this offering of notes will be passed upon for us by Sidley Austin LLP, New York, New York. The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings. This prospectus supplement relates to a registration statement that we have filed with the SEC relating to the notes to be offered.
This prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.
We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.
The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

•
our Current Report on Form 8-K filed on March 8, 2021.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus supplement by reference. We will provide a copy of these filings, at no cost, upon your written or oral request to us at the following address or telephone number:
Aflac Incorporated
Office of the Secretary
1932 Wynnton Road
Columbus, Georgia 31999
(706) 323-3431
Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement.

PROSPECTUS
Aflac Incorporated
Senior Debt Securities
Subordinated Debt Securities

We may, from time to time, offer to sell senior or subordinated debt securities. This prospectus describes some of the general terms that may apply to these securities.
Specific terms of these securities not provided herein will be provided in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

You should carefully consider the risks of an investment in these securities. See “Risk Factors” in this prospectus, “Item 1A — Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and any other risk factors included in filings we have made with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference or set forth in any applicable prospectus supplement that accompanies this prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 7, 2018.

This prospectus relates to a registration statement filed by Aflac Incorporated with the SEC using a “shelf” registration process (the “registration statement”). Under this shelf process as described in the registration statement, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that particular offering. Any applicable prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in an applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”
The functional currency of Aflac Japan’s (as defined below) insurance operations is the Japanese yen. We translate our yen-denominated financial statement accounts into U.S. dollars as follows. Assets and liabilities are translated at end-of-period exchange rates. Realized gains and losses on security transactions are translated at the exchange rate on the trade date of each transaction. Other revenues, expenses and cash flows are translated using average exchange rates for the period. The resulting currency translation adjustments are reported in accumulated other comprehensive income. We include in earnings the realized currency exchange gains and losses resulting from foreign currency transactions.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.
You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.
As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to the consolidated operations of Aflac Incorporated and its direct and indirect operating subsidiaries. “Parent Company” refers solely to Aflac Incorporated. “Aflac U.S.” refers solely to our subsidiary, American Family Life Assurance Company of Columbus, an insurance company domiciled in Nebraska. “Aflac Japan” refers solely to our subsidiary, Aflac Life Insurance Japan Ltd., a Japanese stock corporation. “Aflac” refers collectively to Aflac U.S. and Aflac Japan.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This prospectus or documents filed with the SEC and incorporated by reference herein contain cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by our officials in communications with the financial community and contained in documents filed with the SEC. Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” “outlook” or similar words as well as specific projections of future results, generally qualify as forward-looking. We undertake no obligation to update such forward-looking statements.
We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:
•
difficult conditions in global capital markets and the economy;

•
exposure to significant interest rate risk;

•
concentration of business in Japan;

•
foreign currency fluctuations in the yen/dollar exchange rate;

•
operation of the former Japan branch as a legal subsidiary;

•
limited availability of acceptable yen-denominated investments;

•
deviations in actual experience from pricing and reserving assumptions;

•
ability to continue to develop and implement improvements in information technology systems;

•
governmental actions for the purpose of stabilizing the financial markets;

•
interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems;

•
ongoing changes in our industry;

•
failure to comply with restrictions on patient privacy and information security;

•
extensive regulation and changes in law or regulation by governmental authorities;

•
tax rates applicable to us may change;

•
defaults and credit downgrades of investments;

•
ability to attract and retain qualified sales associates, brokers, employees, and distribution partners;

•
decline in creditworthiness of other financial institutions;

•
subsidiaries’ ability to pay dividends to the Parent Company;

•
decreases in our financial strength or debt ratings;

•
inherent limitations to risk management policies and procedures;

•
concentration of our investments in any particular single-issuer or sector;

•
differing judgments applied to investment valuations;

•
ability to effectively manage key executive succession;

•
significant valuation judgments in determination of amount of impairments taken on our investments;

•
catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events;

•
changes in U.S. and/or Japanese accounting standards;

•
loss of consumer trust resulting from events external to our operations;

•
increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans;

•
level and outcome of litigation; and

•
failure of internal controls or corporate governance policies and procedures.

AFLAC INCORPORATED
The Parent Company, Aflac Incorporated, was incorporated in 1973 under the laws of the State of Georgia. The Parent Company is a general business holding company and acts as a management company, overseeing the operations of its subsidiaries by providing management services and making capital available. Its principal business is supplemental health and life insurance, which is marketed and administered through its subsidiaries in the United States and Japan. Most of Aflac’s policies are individually underwritten and marketed through independent agents. Aflac U.S. markets and administers group products through Continental American Insurance Company, branded as Aflac Group Insurance. Our insurance operations in the United States and Japan service the two markets for our insurance business.
We offer voluntary insurance policies in Japan and the United States that provide a layer of financial protection against income and asset loss. We continue to diversify our product offerings in both Japan and the United States. Aflac Japan sells voluntary supplemental insurance products, including cancer plans, general medical indemnity plans, medical/sickness riders, care plans, living benefit life plans, ordinary life insurance plans and annuities. Aflac U.S. sells voluntary supplemental insurance products, including products designed to protect individuals from depletion of assets (accident, cancer, critical illness/care, hospital indemnity, fixed-benefit dental, and vision care plans) and loss-of-income products (life and short-term disability plans).
We are authorized to conduct insurance business in all 50 states, the District of Columbia, several U.S. territories and Japan. Aflac Japan’s revenues, including realized gains and losses on its investment portfolio, accounted for 70% and 69% of our total revenues in the six-month periods ended June 30, 2018 and 2017, respectively. The percentage of our total assets attributable to Aflac Japan was 85% at June 30, 2018, compared with 83% at December 2017.
Our principal executive offices are located at 1932 Wynnton Road, Columbus, Georgia 31999 and our telephone number is (706) 323-3431.

RISK FACTORS
Investing in our securities involves risk. Please see the risk factors described in “Item 1A — Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus, as well as any risk factors included in any other filings we have made with the SEC that are incorporated by reference herein or set forth in any applicable prospectus supplement that accompanies this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations, results of operations or financial condition. Additional risk factors may be included in an applicable prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business operations, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
Unless otherwise indicated in an applicable prospectus supplement, the net proceeds from the sale of the securities offered by us will be used for general corporate purposes. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities in accordance with SEC rules.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For the purpose of computing the below ratios, earnings consist of income from continuing operations before income taxes excluding interest expense on income tax liabilities, plus fixed charges. Fixed charges consist of interest expense, excluding interest expense on income tax liabilities, interest on investment-type contracts and such portion of rental expense as is estimated to be representative of the interest factors in the leases, all on a pre-tax basis.
	Six Months Ended June 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Ratio of Earnings to Fixed Charges	14.8x	13.7x	12.9x	12.2x	13.0x	14.8x

DESCRIPTION OF DEBT SECURITIES
Senior Debt Indenture and Subordinated Debt Indenture
We may issue our debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series. We will issue any senior debt securities pursuant to the Senior Debt Indenture, dated as of May 21, 2009 between the Parent Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Debt Indenture”). We will issue any subordinated debt securities pursuant to the Subordinated Indenture, dated as of September 26, 2012 entered into between the Parent Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Subordinated Debt Indenture”). The Senior Debt Indenture and the Subordinated Debt Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.
The Senior Debt Indenture and the Subordinated Debt Indenture are substantially similar except that (1) the Subordinated Debt Indenture, unlike the Senior Debt Indenture, provides for debt securities that are specifically made junior in right of payment to other specified indebtedness of the Parent Company and (2) the Senior Debt Indenture, unlike the Subordinated Debt Indenture, restricts the ability of the Parent Company to use the shares of its restricted subsidiaries to secure any indebtedness, unless an equal and ratable security interest in these subsidiary shares is granted to the holders of the senior debt securities. Neither the Senior Debt Indenture nor the Subordinated Debt Indenture limits the aggregate principal amount of indebtedness that we may issue from time to time.
The following description provides a general summary of the material terms and conditions of the Senior Debt Indenture, the Subordinated Debt Indenture and the debt securities to be issued pursuant to these indentures.
The following discussion is only a summary. The indentures may contain language that expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures, as well as any applicable prospectus supplements for any debt securities offered, for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.
Senior and Subordinated Debt Securities
The debt securities will be our unsecured senior or subordinated obligations. The term “senior” is generally used to describe debt obligations that entitle the holders to receive payment of principal and interest upon the happening of certain events prior to the holders of “subordinated” debt. Events that can trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the Senior Debt Indenture.
We may issue the senior debt securities, pursuant to the Senior Debt Indenture, in one or more series. All series of senior debt securities issued under the Senior Debt Indenture will be equal in ranking. The senior debt securities also will rank equally with all our other unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to our senior debt securities.
The senior indebtedness issued pursuant to the Senior Debt Indenture will rank junior and be subordinate to any indebtedness of our subsidiaries. In the event of an insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of the Parent Company’s subsidiaries to satisfy claims of the subsidiary’s policyholders and creditors might limit or make it impossible for such subsidiary to pay dividends to us. Any such limitation or inability to pay dividends to the Parent Company would further impair the ability of the Parent Company to satisfy its obligations under the debt securities.

The debt securities issued under the Subordinated Debt Indenture will be subordinate in right of payment in respect of principal, any premium and interest owing under the subordinated debt securities to all the senior indebtedness of the Parent Company in the manner described below under the caption “Subordination Under the Subordinated Debt Indenture.”
Prospectus Supplements
We will provide one or more prospectus supplements to accompany this prospectus for each series of debt securities we offer. In an applicable prospectus supplement, we will describe the following terms and conditions of the series of debt securities that we are offering, to the extent applicable:
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whether the securities are senior or subordinated, the specific designation of the series of debt securities being offered, the aggregate principal amount of debt securities of such series, the purchase price for the debt securities and the denominations of the debt securities;

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the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable;

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the date or dates upon which the debt securities are payable;

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the interest rate or rates applicable to the debt securities or the method for determining such rate or rates, whether the rate or rates are fixed or variable, the dates on which interest will be payable and the date from which interest will accrue;

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the place or places where the principal of, any premium and any interest on the debt securities will be payable;

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any mandatory or optional redemption, repayment or sinking fund provisions applicable to the debt securities. A redemption or repayment provision could either obligate or permit us to buy back the debt securities on terms that we designate in the prospectus supplement. A sinking fund provision could either obligate or permit us to set aside a certain amount of assets for payments upon the debt securities, including payment upon maturity of the debt securities or payment upon redemption of the debt securities;

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whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form. In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, a holder of bearer debt securities can transfer ownership merely by transferring possession of the securities;

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any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium and any interest on bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities or (3) the sale and delivery of bearer debt securities. A holder will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances;

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whether we are issuing the debt securities in whole or in part in global form. If debt securities are issued in global form, the prospectus supplement will disclose the identity of the depositary for such debt securities and any terms and conditions applicable to the exchange of debt securities in whole or in part for other definitive securities. Debt securities in global form are discussed in greater detail below under the heading “Global Debt Securities”;

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any United States federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

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any proposed listing of the debt securities on a securities exchange;

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any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indentures, by depositing money or U.S. government obligations with the trustee of the indentures;

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the names and addresses of any trustee, depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

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any right we may have to defer payments of principal of or interest on the debt securities;

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any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts;

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whether the provisions of some or all of the covenants described under the heading “Covenants Applicable to the Debt Securities” below apply to the debt securities;

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any changes to or additional events of default (as defined under the heading “Events of Default” below) or covenants;

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for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture; and

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any other specific terms of the debt securities.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in an applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.
Debt securities may bear interest at a fixed rate or a floating rate as specified in an applicable prospectus supplement. In addition, if specified in an applicable prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in an applicable prospectus supplement the special United States federal income tax considerations applicable to these discounted debt securities.
We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. An applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.
Global Debt Securities
We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent one or more registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.
We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in an applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.
The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:
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by the depositary for the registered global security to a nominee of the depositary;

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by a nominee of the depositary to the depositary or to another nominee of the depositary; or

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by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.
We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in an applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.
Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.
Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.
As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:
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be entitled to have the debt securities represented by the registered global security registered in their own names;

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receive or be entitled to receive physical delivery of the debt securities in definitive form; and

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be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.
We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.
We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of the Parent Company, the indenture trustee or any other agent of the Parent Company or of the indenture trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’

accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.
We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.
We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive registered form in exchange for the registered global security.
We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the indenture trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.
We also may issue bearer debt securities of a series in global form. We will deposit these global bearer securities with a common depositary or with a nominee for the depositary identified in an applicable prospectus supplement. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in an applicable prospectus supplement. We also will describe in an applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.
Covenants Applicable to the Debt Securities
Limitations on Liens. Under the Senior Debt Indenture, so long as any debt securities are outstanding, neither we nor any of our restricted subsidiaries may use any voting stock of a restricted subsidiary as security for any of our debt or other obligations unless any debt securities issued under the Senior Debt Indenture are secured to the same extent as and for so long as that debt or other obligation is so secured. This restriction does not apply to liens existing at the time a corporation becomes our restricted subsidiary or any renewal or extension of any such existing lien and does not apply to shares of subsidiaries that are not “restricted subsidiaries.”
To qualify as our “subsidiary,” as defined in the Senior Debt Indenture, we must control, either directly or indirectly, more than 50% of the outstanding shares of voting stock of the corporation. The Senior Debt Indenture defines voting stock as any class or classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of the corporation in question, except that stock that carries only the right to vote conditionally on the happening of an event is not considered voting stock.
As defined in the Senior Debt Indenture, our “restricted subsidiaries” include (1) Aflac U.S., so long as it remains our subsidiary; (2) any other present or future subsidiary of the Parent Company, the consolidated total assets of which constitute at least 20% of our total consolidated assets (which, as of the date of this prospectus, includes Aflac Japan); and (3) any successor to any such subsidiary.
Consolidation, Merger and Sale of Assets. Both the Senior Debt Indenture and Subordinated Debt Indenture provide that we will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:
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we will be the surviving company in any merger or consolidation,

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if we consolidate with or merge into another person or convey or transfer our assets substantially as an entirety to any person, the successor person is an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations relating to the debt securities,

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immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

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we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries.
The limitations on the transactions described above do not apply to a recapitalization, change of control, or highly leveraged transaction unless the transaction involves a consolidation or merger into a third party, or a sale, other than for cash to a third party of all or substantially all of our assets, or a purchase by us of all or substantially all of the assets of a third party. In addition, the indentures do not include any provisions that would increase interest, provide an option to dispose of securities at a fixed price, or otherwise protect debt security holders in the event of any recapitalization, change of control, or highly leveraged transaction.
Limitations on Dispositions of Stock of Restricted Subsidiaries. Both the Senior Debt Indenture and Subordinated Debt Indenture provide that, except in a transaction otherwise governed by such indenture, neither we nor any of our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a restricted subsidiary so long as any of the debt securities remain outstanding. However, exceptions to this restriction include situations where:
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any issuance, sale, assignment, transfer or other disposition made in compliance with the order of a court or regulatory authority, unless the order was requested by us or one of our restricted subsidiaries;

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the disposition of all of the voting stock of a restricted subsidiary owned by us or by a restricted subsidiary for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors;

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the issuance, sale, assignment, transfer or other disposition is made to us or another restricted subsidiary; or

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after completion of a sale or other disposition of the stock of a restricted subsidiary, we and our restricted subsidiaries would own 80% or more of the voting stock of the restricted subsidiary and the consideration received for the disposed stock is at least equal to the fair market value of the disposed stock.

The indentures do not restrict the transfer of assets from a restricted subsidiary to any other person, including us or another of our subsidiaries.
Events of Default
Unless we provide other or substitute events of default in an applicable prospectus supplement, the following events will constitute an event of default under both the Senior Debt Indenture and the Subordinated Debt Indenture:
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a default in payment of principal or any premium when due; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

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a default for 30 days in payment of any interest; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

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a default in payment of any sinking fund installment when due;

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a failure to observe or perform any other covenant or agreement in the debt securities or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, for 90 days after we receive written notice of such failure from the trustee or from holders of at least 25% in aggregate principal amount of the outstanding debt securities;
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certain events of insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization, or similar proceeding in respect of us or a restricted subsidiary; or

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certain defaults with respect to the Parent Company’s debt (other than the debt securities or non- recourse debt) in any aggregate principal amount in excess of $100,000,000 consisting of the failure to make any payment at maturity or that result in acceleration of the maturity of such debt and the defaults have not been rescinded or annulled, or the debt has not been discharged, within a period of 30 days under the Senior Debt Indenture, or 15 days under the Subordinated Debt Indenture, after we receive written notice of such failure from the trustee or from holders of at least 25% in aggregate principal amount of the outstanding debt securities.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to an applicable prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.
Both the Senior Debt Indenture and Subordinated Debt Indenture entitle the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. The right of the indenture trustee to obtain assurances of indemnity or security is subject to the indenture trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.
Subject to the right of the indenture trustee to indemnification as described above and except as otherwise described in the indentures, the indentures provide that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indentures or for any remedy available to the trustee.
The Senior Debt Indenture and Subordinated Debt Indenture provide that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:
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such holder previously gave written notice of the continuing default to the trustee;

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the holders of at least 25% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

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the trustee did not institute the action within 60 days of the request; and

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the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

Under both the Senior Debt Indenture and Subordinated Debt Indenture, we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

Discharge, Defeasance and Covenant Defeasance
If indicated in an applicable prospectus supplement, we may discharge or defease our obligations under either the Senior Debt Indenture or the Subordinated Debt Indenture as set forth below.
We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Debt Indenture or the Subordinated Debt Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.
If indicated in an applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee, in trust for such purpose, of money and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.
We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.
If we exercise our discharge or defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants that have been defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.
Modification of the Indentures
Both the Senior Debt Indenture and Subordinated Debt Indenture provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:
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secure any debt securities;

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evidence a successor person’s assumption of our obligations under the indentures and the debt securities;

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add covenants that would benefit holders of debt securities;

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make the occurrence, or the occurrence and continuance, of a default under any additional covenant an event of default permitting the enforcement of all or any of the several remedies provided in the applicable Indenture;

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cure any ambiguity, inconsistency, omission or defect;

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establish forms or terms for debt securities of any series;

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evidence a successor trustee’s acceptance of appointment; and

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make any change that does not adversely affect the rights of any holder of affected debt securities in any material respect.

The Senior Debt Indenture and Subordinated Debt Indenture also permit us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under the relevant indenture, voting as one class, to change, in any manner, the relevant indenture and the rights of the holders of debt securities issued under that indenture. However, the consent of each holder of an affected debt security is required for changes that:
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extend the stated maturity of, or reduce the principal of any debt security;

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reduce the rate or extend the time of payment of interest;

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reduce any amount payable upon redemption;

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change the currency in which the principal, any premium or interest is payable;

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reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

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impair the right to institute suit for the enforcement of any payment on any debt security when due; or

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reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.

The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.
Subordination Under the Subordinated Debt Indenture
The Subordinated Debt Indenture provides that payment of the principal, any premium and interest on debt securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in that indenture, to all our senior indebtedness. The Subordinated Debt Indenture defines senior indebtedness as the principal, any premium and interest on all our indebtedness, whether incurred prior to or after the date of the indenture, which is:
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indebtedness for money borrowed by us;

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indebtedness for obligations of others that we directly or indirectly either assume or guarantee;

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in respect of letters of credit and acceptances issued or made by banks in favor of us; or

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for obligations of the types referred to above of other persons secured by any lien on any of our properties or assets.

Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to the indebtedness listed above.
Senior indebtedness does not include:
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any of our indebtedness that, by its terms or the terms of the instrument creating or evidencing it, has a subordinate or equivalent right to payment with the subordinated debt securities;

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any of our indebtedness to one of our subsidiaries; or

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obligations to trade creditors or assumed by us in the ordinary course of business.

The Subordinated Debt Indenture does not limit the amount of senior indebtedness that we can incur.
The holders of all senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any subordinated debt securities or coupons relating to those subordinated debt securities receive any payment on account of such subordinated debt securities or coupons, in the event:
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of any insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization or other similar proceedings in respect of us or our property; or

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that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization or other similar proceeding in respect of us or our property.

We may not make any payment of the principal or interest on the subordinated debt securities or coupons during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.
Governing Law
The Senior Debt Indenture and the Subordinated Debt Indenture are governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is applicable, in which case the Trust Indenture Act will govern.
The Indenture Trustees
The Bank of New York Mellon Trust Company, N.A. is trustee under each of the Senior Debt Indenture and the Subordinated Debt Indenture.

REGISTRATION, TRANSFER AND PAYMENT OF CERTIFICATED SECURITIES
If we ever issue securities in certificated form, those securities may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent we designate and maintain. The registrar or transfer agent will make the registration or transfer only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any securities at any time.
We will not be required to issue, exchange or register the transfer of any security to be redeemed for a period of 15 days before the selection of the securities to be redeemed. In addition, we will not be required to exchange or register the transfer of any security that was selected, called or is being called for redemption, except the unredeemed portion of any security being redeemed in part.
We will pay principal, any premium, interest and any amounts payable on any certificated securities at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a security on any interest payment date to the person in whose name the security is registered at the close of business on the regular record date for that payment.

PLAN OF DISTRIBUTION
We may sell the securities covered by this prospectus in any of three ways (or in any combination) from time to time:
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to or through underwriters or dealers;

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directly to a limited number of purchasers or to a single purchaser; or

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through agents.

In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement so indicates, in connection with such a derivative or other hedging transaction, the third parties may, pursuant to this prospectus and any applicable prospectus supplement, sell securities covered by this prospectus and any applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement.
Any applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:
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the name or names of any underwriters, dealers, agents or guarantors and the amounts of securities underwritten or purchased by each of them, if any;

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any material relationship with the underwriter and the nature of such relationship, if any;

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the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions, or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any;

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any securities exchanges on which the securities may be listed, if any; and

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the manner in which results of the distribution are to be made public, and when appropriate, the manner for refunding any excess amount paid (including whether interest will be paid).

Unless an applicable prospectus supplement states otherwise, all amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars. Any public offering price or purchase price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.
Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, at market prices or prices related thereto or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.
We may sell the securities through agents from time to time. If required by applicable law, any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, unless otherwise indicated in any applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in any applicable prospectus supplement or other prices pursuant to delayed delivery or other contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in any applicable prospectus supplement, and any applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.
Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to U.S. persons except as otherwise permitted by Treasury Regulations Section 1.163- 5(c)(2)(i)(D).
Offered securities may also be offered and sold, if so indicated in any applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in any applicable prospectus supplement.
Agents, underwriters and other third parties described above may be entitled under relevant underwriting or other agreements to indemnification by us against certain civil liabilities under the Securities Act of 1933, as amended (the “Securities Act”) or to contribution with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.
This prospectus relates to a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.
We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.
The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

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our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018;

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our Definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed with the SEC on March 23, 2018, and our Definitive Additional Materials pursuant to Section 14(a) of the Exchange Act, filed with the SEC on March 23, 2018; and

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our Current Reports on Form 8-K filed on January 16, 2018, February 12, 2018, February 13, 2018, February 23, 2018, March 23, 2018, May 3, 2018 and May 10, 2018.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference.
We will provide a copy of these filings, at no cost, upon your written or oral request to us at the following address or telephone number:
Aflac Incorporated
Office of the Secretary 1932 Wynnton Road
Columbus, Georgia 31999
(706) 323-3431
Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS
Unless otherwise indicated in an applicable prospectus supplement, certain legal matters as to Georgia law in connection with the offering of the debt securities will be passed upon for us by Audrey Boone Tillman, Esq., Executive Vice President and General Counsel of Aflac Incorporated and certain legal matters as to New York law in connection with the offering of the debt securities will be passed upon for us by Sidley Austin LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in an applicable prospectus supplement.
EXPERTS
The consolidated financial statements and schedules of Aflac Incorporated and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.